Exhibit 10.1

May 5, 2025

Mr. Amit Banati
[address redacted]

Dear Amit:

I am pleased to confirm the offer to join Kenvue as Chief Financial Officer. I am confident that your extensive experience and impressive skills make you an invaluable addition to our leadership team. Your expected start date is May 12, 2025 and your employer of record will be Kenvue Brands LLC (together with its parent and affiliates, the “Company”). Kenvue’s corporate headquarters in Summit, NJ will be your primary work location. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in Exhibit A attached hereto.

The following represents our offer of employment to you:

Compensation
Since you will be designated an Executive Officer of the Company, the grant of all compensation, including the amount, structure, and other terms, is at the discretion of the Compensation & Human Capital Committee (“CHCC”) of the Board of Directors of Kenvue Inc. (the “Board”), subject to their approval and contingent upon individual and Company performance. The continuation of any compensation or benefits program is subject to the CHCC’s and/or the Company’s discretion. For purposes of clarity, this offer letter has been approved by the CHCC.

Your 2025 annual bonus and LTI grants and Sign-On Bonus and New Hire Equity Award (each as defined below), and all related underlying documentation, will be provided by the Company and granted with terms that, in each case, are consistent with the terms of this offer letter in all respects.

Your annualized gross base salary, which will be paid bi-weekly, will be $900,000.00 (less applicable deductions and withholdings).

Our annual cash performance bonus rewards for individual and corporate performance throughout a performance year. You will be eligible to earn a non-prorated award for the 2025 performance year in accordance with the terms of the 2025 bonus plan applicable to the Company’s Named Executive Officers (the “NEOs”) generally, subject to Kenvue and individual performance, assuming a start date no later than June 30, 2025. Your bonus target will be 110% of your base salary. You are generally only eligible to receive a bonus if you remain employed at the end of the performance year in accordance with the Company’s Annual Performance Bonus Policy (the “Bonus Policy”), except as may be provided otherwise under the Company’s Executive Severance Plan or other applicable policy. Similar to other NEOs, 70% of your target bonus is based on Kenvue performance goals established on an annual basis by the CHCC that are consistent with the goals applicable to the NEOs, and 30% is based on individual performance goals established and evaluated on an annual basis in good faith by the CHCC.

Your annual long-term incentive (“LTI”) target is $3,200,000. Annual LTI grants are generally made in March of each year. You will be eligible for a non-prorated 2025 annual LTI grant, assuming a start date no later than June 30, 2025 (the “2025 LTI Grant”). The 2025 LTI Grant is scheduled to be made as soon as is practicable, but no later than two months after your start date with the Company, if you are employed on the grant date and not serving any notice of termination.

Executive Officer annual LTI currently comprises 50% Performance Share Units (“PSUs”), 30% Stock Options, and 20% Restricted Share Units (“RSUs”). PSUs are scheduled to vest three years from the grant date, subject to the grant terms and the Company’s performance over the applicable performance period, which shall be consistent with the terms provided to the NEOs. We will share additional details on performance requirements after your start date. Stock options and RSUs vest ratably over a three-year period with the first vesting on the first anniversary of the grant date. See the enclosed brochure for more details on Executive Long-Term Incentives. All unvested LTI grants are subject to forfeiture upon termination in accordance with the terms of the Kenvue Inc. Long-Term Incentive Plan (the “LTIP”) and/or equity award agreement(s), provided, that the award agreements for your 2025 LTI Grant will be substantially the same as those used for other NEOs, including provisions relating to your termination of employment and treatment in connection with a Change of Control.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Sign-On Consideration
Sign-On Bonus:
Provided you sign and return the enclosed Sign-On Bonus Repayment Agreement, you will be eligible to receive the following cash sign-on bonuses, less applicable withholdings: an initial bonus of $2,500,000 payable on the first practicable payroll date following your start date (the “Initial Bonus”) and a contingent bonus of $4,000,000 (the “Contingent Bonus” and together with the Initial Bonus, the “Sign-On Bonus”).  The Contingent Bonus is contingent on the Kellanova Transaction Closing occurring no earlier than your start date with Kenvue and no later than August 13, 2026 and, if payable, will be payable (subject to the repayment obligation described below) on the first practicable payroll date following the Kellanova Transaction Closing, provided such closing occurs on or after your start date with Kenvue and on or before August 13, 2026, unless your employment with the Company is terminated prior to such payment date and such termination is not a Qualifying Termination.  For the avoidance of doubt, (x) you will remain entitled to receive the Contingent Bonus if you experience a Qualifying Termination before the Kellanova Transaction Closing and (y) you will forfeit any right to be paid the Contingent Bonus in the event (A) of your termination, and such termination is not a Qualifying Termination, before the Kellanova Transaction Closing or (B) the Kellanova Transaction Closing does not occur on or after your start date with Kenvue and on or before August 13, 2026.

If your employment is terminated and such termination is not a Qualifying Termination, you will be required to reimburse the Company for the following portion of the Sign-On Bonus to the extent paid to you prior to such termination: (1) 100% of the Sign-On Bonus if such termination is prior to the first anniversary of your start date and (2) 50% of the Sign-On Bonus if such termination is on or after the first anniversary, and prior to the second anniversary, of your start date.  For the avoidance of doubt, in the event you have a Qualifying Termination following a Change of Control of the Company, then you will not be required to reimburse the Company for any portion of the Sign-On Bonus.

New Hire Equity Award:
You will be eligible for two new hire RSU awards, to be granted as follows: an initial RSU award with a fair market value of $4,000,000, to be granted as soon as practicable (but no later than two months) after your start date (the “Initial Equity”), and an additional RSU award with a fair market value of $2,500,000, to be granted as soon as practicable (but no later than two months) after the Kellanova Transaction Closing, provided such closing occurs on or after your start date with Kenvue and on or before August 13, 2026 (the “Contingent Equity” and together with the Initial Equity, the “New Hire Equity Award”). You will forfeit any right to be awarded the Contingent Equity in the event (i) of a termination that is not a Qualifying Termination before the Kellanova Transaction Closing or (ii) the Kellanova Transaction Closing does not occur on or after your start date with Kenvue and on or before August 13, 2026.

The Initial Equity will vest ratably on each of the first three anniversaries of the grant date, with the first vesting on the first anniversary of the grant date, and the Contingent Equity will vest ratably on each of the first three anniversaries of the grant date, with the first vesting on the first anniversary of the grant date. All unvested LTI grants are subject to forfeiture upon termination in accordance with the terms of the LTIP and/or equity award agreement(s).  Notwithstanding the foregoing, in the event your termination was (a) (1) by the Company other than for Significant Misconduct, or (2) by you for Good Reason, any portion of the New Hire Equity Award that has been granted and not yet vested at the time of such termination will continue to vest in accordance with the terms of your award agreement and (b) due to death or Disability, any portion of the New Hire Equity Award that has been granted and not yet vested at the time of such termination will immediately accelerate and vest in full.

Notwithstanding the foregoing, in the event that Kenvue (or any successor or its parent) is unwilling or unable to grant you RSUs or similar equity-based awards with respect to shares that are publicly tradeable on a national exchange that are subject to a valid registration statement on Form S-8, including as a result of your incurring a Qualifying Termination prior to the Kellanova Transaction Closing (which occurs on or after your start date with Kenvue and on or before August 13, 2026), other than as a result of temporary circumstances, then in lieu of the Contingent Equity, you will be paid a cash bonus of $2,500,000 as soon as practicable following the date the Contingent Equity is earned.

Compensation Recoupment
You will be subject to any clawback or recoupment provisions as may be required by applicable lawas or Company policies in effect from time to time, including the Company’s Compensation Recoupment Policy for Significant Misconduct and the Incentive Compensation Recovery Policy.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Relocation
Our offer includes a relocation package, administered under the terms of the Company’s current relocation policy afforded to NEOs. A summary of relocation benefits is enclosed.  The relocation benefits are available to you until one year after your start date.

Should you voluntarily terminate your employment or your employment is terminated for Cause within 24 months of the official move date, you will be required to reimburse the Company for costs paid on your behalf associated with your relocation package. The terms of repayment are outlined in the Relocation Agreement, included with this offer letter. If you accept our offer, and accept relocation benefits, you are required to sign the Relocation Agreement and return it with your signed offer letter. As explained, and without limiting the below, your employment is “at will” and the Relocation Agreement is not a contract of employment nor does it imply that your employment will continue for any period of time or confer any rights with respect to the duration of employment or the terms and conditions thereof.

Severance Benefits
Effective as of your start date, you will be deemed an Eligible Employee and entitled to participate in the Executive Severance Pay Plan.

Offer Requirements
This offer is contingent upon:
1.	Satisfactory results of background checks, and satisfaction of any legal pre-conditions/requirements to the Company’s ability to employ you in the United States.
2.	Proper and complete submission of:
●	The Personal Information Form and background release form(s) required by the Company.
●
 Prior to your commencement of employment with the Company, you must sign and return the Company’s Employee Secrecy, Intellectual Property, Non-Competition, and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”). Please be aware that, in addition to, among other things, prohibiting your disclosure of the Company’s confidential information, we expect you to retain in confidence and not disclose or use in your employment with us any confidential information you have obtained from your present or previous employer(s).  Please return the signed Restrictive Covenant Agreement with your signed offer letter.

Invitation to Self-Identify
As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973 and the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998.  Enclosed is an invitation to self-identify.  Providing this information is voluntary and will be kept confidential in accordance with the law.  Choosing not to provide it will not have an adverse impact on employment.  This information will be used only in accordance with our equal employment opportunity policy.

Benefits
Our flexible benefits program includes medical, dental, life, and accident coverage for employees and family members, for which coverage begins on the first day of employment, as well as a 401K Plan. As an Executive Officer, you will be elibile to participate in the employee benefit plans, and receive any applicable perquisites, that are generally made availabe to other Executive Officers.

Work Life Services
Feel free to take advantage of our Work Life Services offered through Optum.  Optum Work Life Services help employees balance their work, family, and personal responsibilities by providing confidential consultation regarding childcare, eldercare, self-care, and education.  If you call Optum (1-800-765-6806), identify yourself as the recipient of an offer of employment from Kenvue.

Personal Information Notice
We are committed to protecting the personal information of our employees.  The enclosed Personal Information Notice explains how we collect, use and disclose Personal Information collected from our employees.

The Company maintains an employment-at-will relationship with its employees.  This means that both you and the Company retain the right to terminate this employment relationship at any time with or without cause or notice. All salary, bonuses, allowances and other payments and benefits referred to in this letter will be considered normal income and will be subject to applicable state and Federal income taxes.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

This offer letter constitutes our complete offer.  Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid and are not binding on the Company.   This offer letter will be binding upon the later of (1) your execution and return of the offer letter and (2) approval of your appointment and this offer letter by the Board and CHCC.  Once binding in accordance with the foregoing, this offer letter will also be binding on any of the permitted successors and assigns of the Company.

We are pleased to offer you this position, and we are looking forward to your joining Kenvue.  You will have 2 days in which to return your acceptance. Please signify your acceptance of this offer of employment by signing and returning this document by May 7 via secure email.  If you have any questions, please contact me.

Sincerely,

Luani Alvarado

Agreed & Accepted:

/s/ Amit Banati	05/05/2025
*Applicant’s signature or (printed name if by email)	Date

*Note:  The Company accepts electronic signatures on Applications for Employment and offer letters.  If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that – pursuant to the Electronic Signature in Global and National Commerce Act – returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Kenvue Brands LLC recognizes electronic signature for offer acceptance as valid provided that the E-mail account used to return the offer acceptance, and the E-mail account noted on the applicant’s Employment Application (or for internal employees their online bid application) are identical.

Cc:	Anil Agarwal
Alla Berenshteyn
Maria Beatriz Henning Sampaio
Matt Sandler

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Exhibit A

Definitions

“Cause” shall have the meaning ascribed to such term under the LTIP.

“Change in Control” shall have the meaning ascribed to such term under LTIP.

“Disability” shall have the meaning ascribed to such term under LTIP.

 “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a greater than 10% decrease in your base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees; (ii) a 50% or more reduction (as determined by the CHCC’s sole discretion) in your authorities, responsibilities and duties; or (iii) your assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) resulting in an increase in your one-way commuting distance by 50 or more miles from your primary home residence to the new assigned primary work address (with such commuting distance to be determined by using Google Maps); provided, in each case, that such events shall not constitute Good Reason unless you provide written notice to the Company of the occurrence of such event within 30 days of the occurrence of such event and the Company does not cure such event within 30 days after receipt of such notice, and you terminate employment within 30 days after the end of such cure period.

“Kellanova Transaction” means the merger transaction between Mars, Inc. and Kellanova

“Kellanova Transaction Closing” means the closing of the Kellanova Transaction.

“Qualifying Termination” means any termination of your employment with the Company either (i) due to your death or Disability, (ii) by the Company other than for Significant Misconduct, or (iii) by you for Good Reason.

“Severance Plan” means the Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies.

“Significant Misconduct” shall have the meaning ascribed to such term under the Kenvue Inc. Compensation Recoupment Policy for Significant Misconduct.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com